Exhibit 10.2

PUT/CALL OPTION AND CONSENT AGREEMENT

This Put/Call Option and Consent Agreement (this “Agreement”) is made and entered into May 25, 2020, by and between AdaptHealth Corp., a Delaware corporation (“Pubco”), AdaptHealth Holdings LLC, a Delaware limited liability company (the “Company”), and the stockholders of Pubco or noteholders of the Company, as applicable, listed on the signature pages hereto (each, a “Holder” and collectively, the “Holders”). Pubco, the Company and the Holders are each referred to as a “Party” and, collectively, they are sometimes referred to as the “Parties.”

RECITALS

WHEREAS, the Company, a subsidiary of Pubco, issued (a) those certain Promissory Notes, dated November 8, 2019, in favor of each of BMSB L.P., BlueMountain Fursan Fund L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P. and (b) those certain Amended and Restated Promissory Notes, dated March 20, 2019, in favor of each of BlueMountain Summit Opportunities Fund II (US) L.P., BlueMountain Foinaven Master Fund L.P., BlueMountain Fursan Fund L.P. and BMSB L.P. (the recipients of such Promissory Notes, collectively, the “Noteholders”, and such Promissory Notes, collectively, the “BM Notes”);

WHEREAS, the Company and certain other parties are party to that certain Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth LLC, dated as of November 8, 2019 (the “LLC Agreement”);

WHEREAS, (a) BlueMountain Foinaven Master Fund L.P., BMSB L.P. and BlueMountain Fursan Fund L.P. (collectively, the “Class A Stockholders”) collectively own 3,647,353 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), of Pubco and (b) BlueMountain Summit Opportunities Fund II (US) LP (together with the Class A Stockholders, the “Stockholders) own 150,581 Common Units of the Company and 150,581 Class B Common Stock of Pubco (collectively, the “Consideration Units”, and together with the Class A Common Stock, the “Interests”);

WHEREAS, Pubco, the Company and the Stockholders are party to that certain letter agreement with respect to certain limitations on transfer of the Interests, dated July 8, 2019 (the “Lock Up Agreement”);

WHEREAS, Pubco, the Company and the Stockholders are party to that letter agreement with respect to certain board designation rights, dated November 8, 2019 (the “Board Designation Letter”);

WHEREAS, Pubco and the Company intend to enter into that certain Stock Purchase Agreement and Agreement and Plan of Merger (the “Purchase Agreement”), by and among Pubco, the Company, Eleanor Merger Sub LLC (“Merger Sub”), Solara Holdings, LLC (“Solara”) and LCP Solara Blocker Seller, LLC, in its capacity as Blocker Seller and the Representative (in each case as defined therein), pursuant to which Pubco will purchase 100% of the issued and outstanding equity interests of LCP Solara Blocker Corp. (the “Blocker Purchase”) and Solara will merge with and into Merger Sub, with Solara as the surviving company (the “Merger”);

WHEREAS, in connection with the entry into the Purchase Agreement, Pubco intends to enter into that certain Investment Agreement (the “Investment Agreement”) on or about the date hereof with OEP AHCO Investment Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and, solely for purposes of Section 3.10 thereof, One Equity Partners VII, L.P., a Delaware limited partnership, pursuant to which Pubco will issue to the Purchaser shares of Class A Common Stock and shares of a new series of preferred stock designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share, of Pubco (“Series A Preferred Stock”);

WHEREAS, pursuant to Section 8(f)(i) of the Certificate of Designation, in the form attached to Annex I of the Investment Agreement, to be filed with the State of Delaware setting forth the rights, terms and conditions of the Series A Preferred Stock (the “Certificate of Designation”), the Series A Preferred Stock will be convertible into Class A Common Stock in an amount up to the Share Cap (as defined in the Certificate of Designation), provided that the Purchaser may, subject to certain conditions and limitations set forth in the Certificate of Designation, request the conversion of Series A Preferred Stock in excess of the Share Cap in exchange for cash rather than shares of Class A Common Stock, in which case Pubco will be required to repurchase such shares of Series A Preferred Stock offered for conversion in excess of the Share Cap on the terms and conditions set forth in such Section 8(f)(i);

WHEREAS, the terms of Sections 2.9(g) and 2.10 of the Fifth Amended and Restated Limited Liability Company Agreement of the Company require, among other things, that the Company undertake all actions to maintain at all times a one-to-one ratio between the number of Common Units owned by Pubco and the number of outstanding shares of Common Stock of Pubco;

WHEREAS, Section 3(g)(ii) of each of the BM Notes prohibits the repurchase by the Company of any of its equity interests without the prior written consent of the respective Noteholder;

WHEREAS, Section 3(g)(viii) of each of the BM Notes generally prohibits the acquisition by the Company (including through any of its subsidiaries or affiliates) of any material portion of the assets or stock of any person involving consideration in excess of $175 million per annum; and

WHEREAS, the Parties desire to grant certain put rights, call rights and consents related to the aforementioned agreements.

NOW THEREFORE, for and in consideration of the Transactions contemplated in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement.

(a)        “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Pennsylvania generally are authorized or required by law or other governmental action to close.

(b)        “Current Market Price” per share of Class A Common Stock, as of any date of determination, means the volume-weighted average price per share of Class A Common Stock for the thirty (30) consecutive full Trading Day period ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any stock split, reverse stock split, stock dividend, reorganization or similar event with regard to the Class A Common Stock, as reported by NASDAQ (or, if NASDAQ ceases to publish such price, any successor service reasonably chosen by Pubco), or if such information is unavailable, the market price of one (1) share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, as reasonably determined by the Board of Directors of Pubco.

(c)        “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing, other than restrictions under securities laws, the LLC Agreement, the Lock Up Agreement or the Voting Agreements.

(d)        “Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades (or for purposes of determining the Current Market Price per share of Class A Common Stock, any period or periods aggregating one half- hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

(e)         “NASDAQ” means the NASDAQ Stock Market (or its successor).

(f)         “Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.

(g)        “Voting Agreements” mean those certain Voting Agreements, dated as of the date hereof, by and between each of the Stockholders, on the one hand, and the Stockholders, on the other hand.

ARTICLE II
CALL OPTION

Section 2.1   Call Option. Subject to Section 2.3 and Section 5.1 hereof, on or after the consummation of the Closing (as defined in the Purchase Agreement) of the Blocker Purchase and the Merger until 6:00 p.m. Eastern Time on October 31, 2020 (the “Option Period”), Pubco shall have the right, but not the obligation, to exercise a one-time option to purchase up to (i) 1,898,967 of the Interests (as adjusted to take into account the occurrence during such period of any stock split, reverse stock split, stock dividend, reorganization or similar event) held by the Stockholders minus (ii) the number of Put Interests subject to a Put Option Exercise Notice previously delivered by the Stockholders (subject to the last sentence of Section 5.1) (the “Call Option”) at a price per share of Class A Common Stock or Consideration Unit of $15.76 (the “Call Option Exercise Price”).

Section 2.2   Call Option Exercise Notice. In order to exercise the Call Option, Pubco shall send by written notice during the Option Period a completed irrevocable exercise notice in the applicable form attached hereto as Exhibit A to the Stockholders (the “Call Option Exercise Notice”) specifying the number of Interests to be purchased by Pubco pursuant to such exercise of the Call Option (such interests, the “Called Interests”).

Section 2.3   Call Option Mechanics. In connection with the exercise of the Call Option, the Stockholders shall determine, in their sole discretion, the allocation of the Called Interests among the Stockholders and their respective shares of Class A Common Stock and Consideration Units.

ARTICLE III
PUT OPTION

Section 3.1   Put Option. Subject to Section 5.1 hereof, during the Option Period, the Stockholders shall have the right, but not the obligation, to exercise a one-time option to cause Pubco to purchase up to (i) 1,898,967 of the Interests (as adjusted to take into account the occurrence during such period of any stock split, reverse stock split, stock dividend, reorganization or similar event) held by the Stockholders minus (ii) the number of Called Interests subject to a Call Option Exercise Notice previously delivered by Pubco (subject to the last sentence of Section 5.1) (the “Put Option”) at a price per share of Class A Common Stock or Consideration Unit equal to the greater of (x) $14.50 and (y) 85% of the Current Market Price on the date the Put Exercise Notice is delivered (the “Put Option Exercise Price”).

Section 3.2   Put Option Exercise Notice. In order to exercise the Put Option, the Stockholders shall send, by written notice during the Option Period a completed irrevocable exercise notice in the applicable form attached hereto as Exhibit A to the Stockholders (the “Put Option Exercise Notice”) specifying the number of Interests to be purchased by Pubco pursuant to such exercise of the Put Option (such Interests, the “Put Interests”).

ARTICLE IV
CONSENT TO TRANSACTIONS AND PIK ELECTION

Section 4.1   Consent to Repurchases. Each of the Noteholders hereby waives the restrictions set forth in Section 3(g)(ii) of each of the BM Notes to permit, and hereby consents and for all other purposes under the BM Note to, the repurchase and/or redemption by the Company of a corresponding number of units in the Company held by Pubco upon the repurchase from time to time by Pubco of shares of Series A Preferred Stock delivered for conversion by the Purchaser in excess of the Share Cap as required by the Certificate of Designation, to the extent necessary to permit the Company to comply with the terms of Section 2.9(g) and 2.10 of the LLC Agreement to maintain a one-to-one ratio between the number of Common Units owned by Pubco and the number of outstanding shares of Common Stock of Pubco.

Section 4.2   Consent to Acquisition. Each of the undersigned Noteholders hereby waives the restrictions set forth in Section 3(g)(viii), of each of the BM Notes to permit, and hereby consents for all other purposes under the BM Note to, the entry into and the consummation of the transactions contemplated by the Purchase Agreement, including, without limitation, the Blocker Purchase and the Merger. For the avoidance of doubt, this letter shall constitute a waiver and consent with respect to such transactions contemplated by the Purchase Agreement for the purposes of Section 3(e) of each of the BM Notes.

Section 4.3   Option to Pay PIK in Cash. Pubco hereby irrevocably elects, pursuant to the last sentence of Section 2(b)(ii) of each BM Note, to pay in cash the PIK Interest (as defined in each such BM Notes) payable on any date following the consummation of the Closing (as defined in the Purchase Agreement) of the Blocker Purchase and the Merger.

Section 4.4   No Other Waivers. Except as expressly waived or consented to hereby, all terms, conditions and restrictions set forth in the BM Notes shall remain in full force and effect in accordance with their terms.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1   Call/Put Option Procedures. Any Put Option or Call Option shall be settled, and the proceeds paid to the relevant Stockholders, no later than fifteen (15) Business Days following the delivery of the Put Option Exercise Notice or Call Option Exercise Notice, as applicable (such date of payment, the “Payment Date”). The Interests over which the Put Option or Call Option is exercised shall be delivered on the Payment Date to Pubco or its designee free and clear of all Liens, together with such stock powers, stock certificates or evidence of transfer as reasonably requested by Pubco, in exchange for the Put Option Exercise Price or Call Option Exercise Price, as applicable, payable by wire transfer of immediately available funds to the account or accounts designated by the Stockholders to Pubco at least two (2) Business Days prior to the Payment Date. If the Company delivers a Call Option Exercise Notice within two (2) calendar days of the delivery of a Put Option Exercise Notice, and the Put Option Exercise Price is greater than the Call Option Exercise Price, the Call Option Exercise Notice will be treated as if it was delivered and received first, regardless of the actual time when it was received relative to the Put Option Exercise Notice, and the Put Option Exercise Notice will be null and void with regard to the number of Interests covered by the Call Option Exercise Notice.

Section 5.2   Restrictions on Disposition. Subject to Transfers in accordance with Section 5.4 or the call rights or put rights set forth in Articles II and III hereto, and without limiting the obligations of the Stockholders pursuant to the terms of the Voting Agreements, no Stockholder shall sell, assign, transfer, give, encumber, pledge or in any other way dispose of any of the Interests (any such act is referred to herein as a “Transfer”), other than Interests held by the Stockholders in excess of the number of Interests that are subject to the Call Option and Put Option. Subject to the terms of this Agreement, the Stockholders shall be entitled to exercise all rights of ownership of their Interests.

Section 5.3   Transfer Matters. With respect to the BM Notes, the LLC Agreement and the Lock Up Agreement, Pubco and the Company hereby consent to the future transfer of any of the BM Notes or the Interests to any of the Stockholder’s or Noteholder’s, as the case may be, affiliates, equityholders or other fund(s) or entities managed by BlueMountain Capital Management, LLC or managed by an affiliate of BlueMountain Capital Management, LLC, subject to the other provisions of such agreements. Pubco and the Company further acknowledge and agree that the rights under the Board Designation Letter can be transferred to a transferee of the BM Notes pursuant to the foregoing and Section 7(h) of each BM Note.

Section 5.4   Expressly Permitted Transfers.

(a)         From the date hereof through the earlier to occur of (i) the termination of this Agreement and (ii) the expiration of the Option Period at 6:00 p.m. on October 31, 2020 (the earlier to occur, the “Transfer Restriction Expiration Time”, a Stockholder may Transfer any of its Interests or any interest therein (A) to any of Stockholder’s Affiliates or equityholders, or other funds or entities managed by BlueMountain Capital Management, LLC or any of its Affiliates, in each case, that execute a joinder to this Agreement in a form reasonably acceptable to Pubco, or (B) to any other person provided that Pubco has consented in writing to such Transfer, which consent can be withheld at the sole discretion of Pubco (any such transferee pursuant to this Section 5.3(a) shall be referred to herein as a “Permitted Transferee”). Any Transfer made pursuant to this Section 5.3(a) shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement.

(b)        In the event a Transfer of any Interests has taken place in violation of the provisions of this Agreement, such Transfer shall be void and of no effect, and the voting and economic rights of such Interests on any matter whatsoever shall remain vested in the transferor.

Section 5.5   Stock Legend.

(a)          From the date hereof until the Transfer Restriction Expiration Time, any stock certificates representing the Interests (other than any certificates representing shares of Class A Common Stock held through one or more global stock certificates by The Depository Trust & Clearing Corporation or its nominee) shall be revised to contain the following legend:

THIS CERTIFICATE IS TRANSFERABLE ONLY UPON COMPLIANCE WITH AND SUBJECT TO THE PROVISIONS OF THE PUT/CALL OPTION AGREEMENT DATED AS OF MAY 25, 2020, BY AND AMONG ADAPTHEALTH CORP. (THE “COMPANY”), THE STOCKHOLDERS SIGNATORY THERETO AND CERTAIN OTHER PARTIES THERETO. ANY TRANSFER WITHOUT SUCH COMPLIANCE AND APPROVAL SHALL BE VOID AND OF NO EFFECT. A COPY OF THE PUT/CALL OPTION AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

(b)         Pubco and the Company shall cause the legend set forth in Section 5.5(a) hereof to be removed from any and all stock certificates or book-entries representing any of the Interests no later than the Business Day immediately following the Transfer Restriction Expiration Time.

Section 5.6   Purchase and Sale of Common Stock Upon Bankruptcy or Involuntary Transfer. In the event a Stockholder (i) voluntarily or involuntarily files for bankruptcy in any court of competent jurisdiction, or (ii) has its Interests Transferred by operation of law or otherwise involuntarily, unless provided to the contrary in a separate agreement between Pubco and such Stockholder, upon written notice to such Stockholder, Pubco shall have the continuing option to exercise its Call Option with respect to the Interests beneficially owned by such Stockholder in accordance with Article II hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1   Mutual Representations and Warranties. Each Party represents and warrants to the other parties hereto as follows:

(a)         it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)        the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no other proceedings on the part of such Party are necessary therefor.

(c)        this Agreement has been duly and validly executed and delivered by it and is valid, binding, and enforceable in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)).

(d)        the execution, delivery and performance by such Party of this Agreement does not and will not violate the organizational documents of such Party or any applicable law or any other agreement to which it is bound.

Section 6.2   Pubco Representations and Warranties. Prior to the entry into this Agreement, the board of directors of Pubco has approved, for all purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, the acquisition, disposition and exercise by BlueMountain Capital Management, LLC (“BMCM”) and each of the Stockholders of the Call Option and the Put Option, as well as the acquisition and disposition of any shares of Class A Common Stock or Class B Common Stock by BMCM or any of the Stockholders in connection with the acquisition, disposition or exercise of the Call Option or the Put Option, in each case on the terms and conditions set forth in this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 7.2   Termination. This Agreement shall terminate upon the date on which the Purchase Agreement is terminated in accordance with its terms prior to the Closing (as defined therein).

Section 7.3   Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.4   Notices. All notices permitted or required to be given pursuant to this Agreement shall be given (and will be deemed to have been duly given, if given) by hand delivery, courier service, facsimile, email, or mailed by registered or certified mail, postage prepaid, return receipt requested:

If to the Holders:

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, NY 10017

Attn: General Counsel

Email: legalnotices@bmcm.com

with a copy (which shall not constitute notice) to:

King & Spalding, LLP

1180 Peachtree Street

Atlanta, GA 30309

Attn: Raymond E. Baltz, Jr.

Email: rbaltz@kslaw.com

If to the Company or Pubco:

AdaptHealth Corp.

220 West Germantown Pike Suite 250

Plymouth Meeting, PA 19462

Attention: General Counsel

E-mail: cjoyce@adapthealth.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Steven J. Gartner Michael E. Brandt

   Danielle Scalzo

E-mail:      sgartner@willkie.com

   mbrandt@willkie.com

   dscalzo@willkie.com

Facsimile: 212-728-9962

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if receipt is received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

Section 7.5   Entire Agreement. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 7.6   Assignments, Successors, and No Third-Party Rights. Subject to Section 5.4, no Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 7.7   Specific Performance. The Parties recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a Party to perform his, her or its obligations under this Agreement, each of the other Parties shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 7.8   Consent To Jurisdiction; Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.8 shall be deemed effective service of process on such Party.

Section 7.9   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10 Severability. Any term of this Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable. The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

Section 7.11 Construction. Wherever the context so permits, the use of words in this Agreement in the masculine, feminine or neuter gender shall be construed to include all of such genders. All references to articles, sections, subsections, or subparagraphs are to provisions of this Agreement unless the context dictates otherwise.

Section 7.12 Successors. All of the terms, agreements, covenants and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties;.

Section 7.13 Delivery by PDF and Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or this Agreement was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each such Party forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Authorized Signatory

ADAPTHEALTH HOLDINGS LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

[Signature page to the Put/Call Agreement and Consent Agreement]

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

By:	/s/ Richard Horne
Name: Richard Horne
Title: Deputy General Counsel, Tax

[Signature page to the Put/Call Agreement and Consent Agreement]

BMSB L.P.

By:	/s/ Richard Horne
Name: Richard Horne
Title: Deputy General Counsel, Tax

[Signature page to the Put/Call Agreement and Consent Agreement]

BLUEMOUNTAIN FURSAN FUND L.P.

By:	/s/ Richard Horne
Name: Richard Horne
Title: Deputy General Counsel, Tax

[Signature page to the Put/Call Agreement and Consent Agreement]

BLUE MOUNTAIN SUMMIT OPPORTUNITIES FUND II (US) L.P.

By:	/s/ Richard Horne
Name: Richard Horne
Title: Deputy General Counsel, Tax

[Signature page to the Put/Call Agreement and Consent Agreement]

EXHIBIT A
EXERCISE NOTICE

If exercise of Put Option:

NOTICE OF EXERCISE OF PUT OPTION

To AdaptHealth Corp.:

Date: _________

The undersigned Stockholders hereby irrevocably exercise their option to cause Pubco to purchase _________of the Interests held by the Stockholders, in accordance with Article III of the Put/Call Option and Consent Agreement dated May 25, 2020. The Interests to be sold to Pubco shall allocated as follows:

Stockholder	Class A Common Shares	Consideration Units
BMSB L.P.
BlueMountain Fursan Fund L.P.
BlueMountain Foinaven Master Fund L.P.
BlueMountain Summit Opportunities Fund II (US) L.P.

Stockholders:

By:
Name:
Title:

If exercise of Call Option:

NOTICE OF EXERCISE OF CALL OPTION

To: Stockholders

Date: ________

AdaptHealth Corp., a Delaware corporation, hereby irrevocably gives notice to the Stockholders of the exercise of its option to purchase _________of the Interests held by the Stockholders at a price per Interest of $15.76 and an aggregate price of $__________________, in accordance with Article II of the Put/Call Option and Consent Agreement dated May 25, 2020.

ADAPTHEALTH CORP. By:

By:
Name:
Title: